Exhibit (a)(1)(T)
[E-mail Communication to Terayon Communication Systems, Inc. Employees and Directors, dated December 4, 2001]


Please be advised that, after 1:00 p.m., Pacific Standard Time, on Wednesday, December 5, each participant in the Stock Option Exchange Program will receive confirmation via e-mail that the Company has received his or her Election Form. Any individual that has submitted an Election Form but does not receive confirmation of receipt should contact Rosalia de Camargo at 408-327-7913 no later than 11:00 a.m., Pacific Standard Time, on Thursday, December 6.